EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-83766 and 333-120422) and Form S-3 (No. 333-117036) of our reports dated April 27, 2007 and May 9, 2007, with respect to the statements of revenues and direct operating expenses of Anadarko Elk Basin Operations and Anadarko Gooseberry Operations, respectively, for each of the years in the three-year period ended December 31, 2006, which reports appear in the Form 8-K/A of Encore Acquisition Company dated May 23, 2007.
/s/ KPMG LLP
Houston, Texas
May 22, 2007